AZZ Inc. Reports Fiscal Year 2025 First Quarter Results

Record Quarterly Sales and Margin Expansion on Organic Growth Generated Significant Cash Flow

July 10, 2024 - FORT WORTH, TX - AZZ Inc. (NYSE: AZZ), the leading independent provider of hot-dip galvanizing and coil coating solutions, today announced financial results for the first quarter ended May 31, 2024.
Fiscal Year 2025 First Quarter Overview (as compared to prior year(1)):
◦Total Sales $413.2 million, up 5.7%
▪Metal Coatings sales of $176.7 million, up 4.7%
▪Precoat Metals sales of $236.5 million, up 6.5%
◦Net Income of $39.6 million, up 38.8%; Net loss to common shareholders of $36.8 million reflects the redemption premium payment on the Series A Preferred Stock of $75.2 million
◦Adjusted net income of $44.0 million, up 31.9%; Adjusted net income for common shareholders of $42.8 million
◦GAAP loss of $1.38 per diluted share reflects the redemption premium payment, Adjusted diluted EPS of $1.46, up 28.1%
◦EBITDA of $94.1 million or 22.8% of sales, versus prior year of $85.4 million or 21.8% of sales
◦Segment EBITDA margin of 30.9% for Metal Coatings and 20.2% for Precoat Metals
◦Cash flow from operations of $71.9 million supported debt reduction of $25.0 million, resulting in net leverage ratio of 2.8x
◦Strengthened balance sheet with secondary public offering of common stock to fully redeem the Series A Preferred Stock

(1) Adjusted Net Income, Adjusted EPS, EBITDA and net leverage ratio are non-GAAP financial measures as defined and reconciled in the tables below.

Tom Ferguson, President, and Chief Executive Officer of AZZ, commented, "We are very pleased with our first quarter sales of $413 million and adjusted EPS of $1.46, fueled by strong topline growth of 5.7% over the prior year. Both segments performed well, delivering organic sales expansion of 4.7% for Metal Coatings and 6.5% for Precoat Metals. Consolidated EBITDA margin grew to 22.8%, driven by increased volume and zinc productivity over the prior year. Metal Coatings benefited from continued strength in many end markets, including construction, bridge and highway, transmission and distribution, and renewables, and delivered an EBITDA margin of 30.9%. Precoat Metals' EBITDA margin improved to 20.2%, primarily due to stronger end markets, including construction, HVAC, and recreational transportation.

This quarter, we continued to generate strong operating cash flows that permitted us to further strengthen our balance sheet. We completed a secondary public offering of common stock, and fully redeemed the Company's Series A Preferred Stock. Additionally, we repriced our Term Loan B, resulting in a 50-basis point reduction in our borrowing rate with no other changes to our terms, covenants, or maturity date. We further reduced debt by $25 million in the quarter, on pace to reach our stated target of $60 - $90 million for the fiscal year. Capital expenditures for the first quarter of approximately $27.4 million included $16.2 million of spending related to our new greenfield plant in Washington, Missouri, which continues to track to the previously disclosed construction timeline and budget.

As we communicated last quarter, we are well positioned to take advantage of an increase in infrastructure projects and are pleased to see the rebound in many end markets. We remain encouraged about our sales prospects driven by the secular tailwinds that exist for non-building construction relating to infrastructure and renewables projects, reshoring of manufacturing, and continued migration to more environmentally friendly pre-painted steel and aluminum. I want to thank our AZZ team for their dedicated performance and focus on executing well in the first quarter of fiscal year 2025," Ferguson concluded.

Fiscal Year 2025 First Quarter Segment Performance

AZZ Metal Coatings
Sales of $176.7 million increased by 4.7% over the first quarter of last year, primarily due to increased volume supported by the continued ramp up in infrastructure spending, including construction, bridge and highway, transmission and distribution and renewables. Segment EBITDA of $54.6 million resulted in EBITDA margin of 30.9%, on increased volume and zinc productivity improvement, an increase of 20 basis points from the prior year first quarter.

AZZ Precoat Metals
Sales of $236.6 million increased by 6.5% over the first quarter of last year on increased volume driven by growth in end markets including construction, HVAC, and recreational transportation. Segment EBITDA of $47.7 million resulted in EBITDA margin of 20.2%, an increase of 80 basis points from the prior year first quarter.

Balance Sheet, Liquidity and Capital Allocation
The Company generated significant operating cash of $71.9 million for the first three months of fiscal year 2025 through improved earnings and disciplined working capital management. At the end of the first quarter, the Company's net leverage was 2.8x trailing twelve months EBITDA. During the first quarter of fiscal year 2025, the Company paid down debt of $25 million and returned cash to common shareholders through cash dividend payments totaling $4.3 million. Capital expenditures for the first quarter were $27.4 million, and full fiscal year capital expenditures are expected to be approximately $100 - $120 million.

The Company also completed a secondary public offering of common stock for net proceeds of $308.7 million and used the proceeds to redeem the Series A Preferred Stock for $308.9 million. The redemption resulted in a one-time redemption premium payment of $75.2 million in the first quarter. The decision to redeem the Series A Preferred Stock during the first quarter allowed the Company to avoid $14.4 million in future annual preferred stock dividends and future escalations in the redemption premium by a minimum of $36 million per year.

Financial Outlook - Fiscal Year 2025 Guidance
Reiterating previously communicated guidance issued April 8, 2024.

Reiterating FY25 Guidance(1)
Sales	$1.525 - $1.625 billion
Adjusted EBITDA	$310 - $360 million
Adjusted Diluted EPS	$4.50 - $5.00

(1) FY2025 Revised Guidance Assumptions:
a.Excludes the impact of any future acquisitions.
b.Includes approximately $15 - $18 million of equity income from AZZ’s minority interest in its unconsolidated subsidiary.
c.Adjusted Diluted EPS guidance includes the addback of amortization related to the Company’s intangible assets.

Conference Call Details
AZZ Inc. will conduct a live conference call with Tom Ferguson, Chief Executive Officer, Jason Crawford, Chief Financial Officer, and David Nark, Senior Vice President of Marketing, Communications, and Investor Relations to discuss financial results for the first quarter of the fiscal year 2025, Thursday, July 11, 2024, at 11:00 A.M. ET.

Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). A webcast of the call will be available on the Company’s Investor Relations page at http://www.azz.com/investor-relations.

A replay of the call will be available at (877) 344-7529 or (412) 317-0088 (international), replay access code: 6878580, through July 18, 2024, or by visiting http://www.azz.com/investor-relations for the next 12 months.

About AZZ Inc.
AZZ Inc. is the leading independent provider of hot-dip galvanizing and coil coating solutions to a broad range of end-markets. Collectively, our business segments provide sustainable, unmatched metal coating solutions that enhance the longevity and appearance of buildings, products and infrastructure that are essential to everyday life.

Safe Harbor Statement
Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as "may," "could," "should," "expects," "plans," "will," "might," "would," "projects," "currently," "intends," "outlook," "forecasts," "targets," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial, and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Forward-looking statements speak only as of the date they are made and are subject to risks that could cause them to differ materially from actual results. Certain factors could affect the outcome of the matters described herein. This press release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand for our manufactured solutions, including demand by the construction markets, the industrial markets, and the metal coatings markets. We could also experience additional increases in labor costs, components and raw materials including zinc and natural gas, which are used in our hot-dip galvanizing process; supply-chain vendor delays; customer requested delays of our manufactured solutions; delays in additional acquisition opportunities; an increase in our debt leverage and/or interest rates on our debt, of which a significant portion is tied to variable interest rates; availability of experienced management and employees to implement AZZ’s growth strategy; a downturn in market conditions in any industry relating to the manufactured solutions that we provide; economic volatility, including a prolonged economic downturn or macroeconomic conditions such as inflation or changes in the political stability in the United States and other foreign markets in which we operate; acts of war or terrorism inside the United States or abroad; and other changes in economic and financial conditions. AZZ has provided additional information regarding risks associated with the business, including in Part I, Item 1A. Risk Factors, in AZZ's Annual Report on Form 10-K for the fiscal year ended February 29, 2024, and other filings with the SEC, available for viewing on AZZ's website at www.azz.com and on the SEC's website at www.sec.gov. You are urged to consider these factors carefully when evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact:
David Nark, Senior Vice President of Marketing, Communications, and Investor Relations
AZZ Inc.
(817) 810-0095
www.azz.com

Investor Contact:
Sandy Martin / Phillip Kupper
Three Part Advisors

(214) 616-2207
www.threepa.com
---Financial tables on the following page---

AZZ Inc.
Condensed Consolidated Statements of Income
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended May 31,
	2024	2023
Sales	$413,208	$390,873
Cost of sales	310,538	293,854
Gross margin	102,670	97,019

Selling, general and administrative	32,921	31,523
Operating income	69,749	65,496

Interest expense, net	(22,774)	(28,706)
Equity in earnings of unconsolidated subsidiaries	3,824	1,420
Other income (expense), net	204	(38)
Income before income taxes	51,003	38,172
Income tax expense	11,401	9,650
Net income	39,602	28,522
Dividends on Series A Preferred Stock	(1,200)	(3,600)
Redemption premium on Series A Preferred Stock	(75,198)	—
Net income (loss) available to common shareholders	$(36,796)	$24,922
Basic earnings (loss) per common share	$(1.38)	$1.00
Diluted earnings (loss) per common share	$(1.38)	$0.98

Weighted average shares outstanding - Basic	26,751	24,940
Weighted average shares outstanding - Diluted	26,751	29,150

AZZ Inc.
Segment Reporting
(dollars in thousands)
(unaudited)

	Three Months Ended May 31,
	2024	2023
Sales:
Metal Coatings	$176,651	$168,794
Precoat Metals	236,557	222,079
Total Sales	$413,208	$390,873

EBITDA
Metal Coatings	$54,645	$51,862
Precoat Metals	47,687	43,156
Infrastructure Solutions	3,795	1,398
Total Segment EBITDA(1)	$106,127	$96,416

(1) See the non-GAAP disclosure section below for a reconciliation between the various measures calculated in accordance with GAAP to the non-GAAP financial measures.

AZZ Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)
	As of
	May 31, 2024	February 29, 2024
Assets:
Current assets	$396,342	$366,999
Property, plant and equipment, net	555,355	541,652
Other non-current assets, net	1,284,082	1,286,854
Total assets	$2,235,779	$2,195,505

Liabilities, Mezzanine Equity, and Shareholders’ Equity:
Current liabilities	$223,865	$194,306
Long-term debt, net	929,800	952,742
Other non-current liabilities	114,882	113,966
Mezzanine Equity	—	233,722
Shareholders' Equity	967,232	700,769
Total liabilities, mezzanine equity, and shareholders' equity	$2,235,779	$2,195,505

AZZ Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended May 31,
	2024	2023
Net cash provided by operating activities	$71,944	$46,893
Net cash used in investing activities	(27,379)	(17,027)
Net cash provided by (used in) financing activities	(38,542)	(29,545)
Effect of exchange rate changes on cash	174	737
Net increase in cash and cash equivalents	6,197	1,058
Cash and cash equivalents at beginning of period	4,349	2,820
Cash and cash equivalents at end of period	$10,546	$3,878

AZZ Inc.
Non-GAAP Disclosure
Adjusted Net Income, Adjusted Earnings Per Share and EBITDA
In addition to reporting financial results in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"), we provide adjusted net income, adjusted earnings per share and EBITDA (collectively, the "Adjusted Earnings Measures"), which are non-GAAP measures. Management believes that the presentation of these measures provides investors with greater transparency when comparing operating results across a broad spectrum of companies, which provides a more complete understanding of our financial performance, competitive position and prospects for future capital investment and debt reduction. Management also believes that investors regularly rely on non-GAAP financial measures, such as adjusted net income, adjusted earnings per share and EBITDA to assess operating performance and that such measures may highlight trends in our business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP.
Management defines adjusted net income and adjusted earnings per share to exclude intangible asset amortization, acquisition expenses, transaction related expenses and certain legal settlements and accruals, from the reported GAAP measure. Management defines EBITDA as earnings excluding depreciation, amortization, interest and provision for income taxes. Management believes EBITDA is used by investors to analyze operating performance and evaluate the Company's ability to incur and service debt and its capacity for making capital expenditures in the future.
Management provides non-GAAP financial measures for informational purposes and to enhance understanding of the Company’s GAAP consolidated financial statements. Readers should consider these measures in addition to, but not instead of or superior to, the Company's financial statements prepared in accordance with GAAP, and undue reliance should not be placed on these non-GAAP financial measures. Additionally, these non-GAAP financial measures may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
The following tables provides a reconciliation for the three months ended May 31, 2024 and May 31, 2023 between the non-GAAP Adjusted Earnings Measures to the most comparable measures, calculated in accordance with GAAP (dollars in thousands, except per share data):

Adjusted Net Income and Adjusted Earnings Per Share

	Three Months Ended May 31,
	2024		2023
	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)
Net income	$39,602		$28,522
Less: Series A Preferred Stock dividends	(1,200)		(3,600)
Less: Redemption premium on Series A Preferred Stock	(75,198)		—
Net income available to common shareholders	(36,796)		24,922
Impact of Series A Preferred Stock dividends	1,200		3,600
Net income and diluted earnings per share for Adjusted net income calculation(2)	(35,596)	$(1.18)	28,522	$0.98
Adjustments:
Amortization of intangible assets	5,793	0.20	6,355	0.22
Redemption premium on Series A Preferred Stock(3)	75,198	2.49	—	—
Subtotal	80,991	2.69	6,355	0.22
Tax impact(4)	(1,390)	(0.05)	(1,525)	(0.05)
Total adjustments	79,601	2.64	4,830	0.17
Adjusted net income and adjusted earnings per share (non-GAAP)	$44,005	$1.46	$33,352	$1.14

Weighted average shares outstanding - Diluted(2)		30,194		29,150

    See notes on page 11.

Adjusted Net Income Available to Common Shareholders

	Three Months Ended May 31,
	2024	2023
Net income (loss) available to common shareholders	$(36,796)	$24,922
Total adjustments(5)	79,601	4,830
Adjusted net income available to common shareholders (non-GAAP)	$42,805	$29,752

See notes on page 11.

EBITDA

	Three Months Ended May 31,
	2024	2023
Net income	$39,602	$28,522
Interest expense	22,774	28,706
Income tax expense	11,401	9,650
Depreciation and amortization	20,323	18,523
EBITDA (non-GAAP)	$94,100	$85,401

See notes on page 11.

EBITDA by Segment

	Three Months Ended May 31, 2024
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$47,988	$40,094	$3,795	$(52,275)	$39,602
Interest expense	—	—	—	22,774	22,774
Income tax expense	—	—	—	11,401	11,401
Depreciation and amortization	6,657	7,593	—	6,073	20,323
EBITDA (non-GAAP)	$54,645	$47,687	$3,795	$(12,027)	$94,100

See notes on page 11.

	Three Months Ended May 31, 2023
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$45,446	$37,691	$1,398	$(56,013)	$28,522
Interest expense	—	—	—	28,706	28,706
Income tax expense	—	—	—	9,650	9,650
Depreciation and amortization	6,416	5,465	—	6,642	18,523
EBITDA (non-GAAP)	$51,862	$43,156	$1,398	$(11,015)	$85,401

See notes on page 11.

Debt Leverage Ratio Reconciliation

	Trailing Twelve Months Ended
	May 31,	February 29,
	2024	2024
Gross debt	$975,250	$1,010,250
Less: Cash per bank statement	(19,443)	(24,807)
Add: finance lease liability	3,474	3,474
Consolidated indebtedness	$959,281	$988,917

Net income	$112,687	$101,607
Depreciation and amortization	81,222	79,423
Interest expense	101,133	107,065
Income tax expense	30,247	28,496
EBITDA per Credit Agreement	325,289	316,591
Cash items(6)	25,443	25,443
Non-cash items(7)	9,825	9,510
Equity in earnings, net of distributions	(13,328)	(12,294)
Adjusted EBITDA per Credit Agreement	$347,229	$339,250

Net leverage ratio	2.8x	2.9x

(1) Earnings per share amounts included in the "Adjusted net income and Adjusted Earnings Per Share" table above may not sum due to rounding differences.
(2) For the three months ended May 31, 2024, diluted earnings per share is based on weighted average shares outstanding of 26,751 as the shares related to employee equity awards and the preferred shares are anti-dilutive. The calculation of adjusted diluted earnings per share is based on weighted average shares outstanding of 30,194 as the shares related to employee equity awards and the preferred shares are dilutive for adjusted diluted earnings per share. Adjusted net income for adjusted earnings per share also includes the addback of Series A Preferred Stock dividends and the redemption premium on Series A Preferred Stock for the periods noted above.
(3) On May 9, 2024, we redeemed the Series A Preferred Stock. The redemption premium represents the difference between the redemption amount paid and the book value of the Series A Preferred Stock.
(4) The non-GAAP effective tax rate for each of the periods presented is estimated at 24.0%.
(5) See the Adjusted Net Income and Adjusted Earnings Per Share table above for detail of adjustments.
(6) Cash items includes certain legal settlements and accruals, costs associated with the AVAIL JV transition services agreement and costs associated with the Precoat Acquisition.
(7) Non-cash items include losses related to the divestiture of the AIS business, stock-based compensation expense and other non-cash expenses.